U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

FORM 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
======
___ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


1. Name and Address of Reporting Person
     CLAYTON        CHARLES        W.
     320 STEPHEN KING DRIVE
     ANDERSON  SC   29621

2. Issuer Name and Ticker or Trading Symbol
     HAMPSHIRE GROUP, LIMITED (HAMP)

3. IRS or Social Security number of Reporting Person (Voluntary)
     ###-##-####

4. Statement for Mo./Yr.
     09/00

5. If Amendment, Date of original (Mo./Yr.)
          -

6. Relationship of Reporting Person to Issuer
     Officer
     CHIEF FINANCIAL OFFICER / SECRETARY AND TREASURER

Table 1-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-------------------------------------------------------------------------------
1. Title of Security
   a. Common Stock, par value $0.10 per share
   b. Common Stock, par value $0.10 per share
2. Transaction Date (Mo./Day/Yr.)
   a.  09/26/00
   b.    -
3. Transaction Code          Code           V
                             ----          ---
   a.                          P            -
   b.                          -            -
4. Securities Acquired (A) or Disposed of (D)
     Amount    (A) or (D)     Price
     ------     --------    --------
   a.   500        A        $8.0000
   b.   -          -            -
5. Amount of Securities Beneficially Owned at End of Month
   a.     62,998
   b.      4,300
6. Ownership Form: Direct (D) or Indirect (I)
   a.     D
   b.     I
7. Nature of Indirect Beneficial Ownership
   a.     -
   b.     Held by Spouse

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------
1. Title of Derivative Security
     a. Common Stock Purchase Plan for Directors and Executives (1)
     b. Company Sponsored 401(k) Plan  (2)
     c. Incentive Stock Options (Right to Purchase) (3)
2. Conversion or Exercise Price of Derivative Security
     a.  -
     c.  $8.0000
3. Transaction Date (Mo./Day/Yr.)
     a.  09/30/00
     c.  09/11/00
4. Transaction Code
     Code      V
     ----     ---
   a. T        -
   c. A        -
5. Number of Derivative Securities Acquired (A) or disposed of (D)
       (A)          (D)
      -----        -----
   a.   994          -
   c. 5,000          -
6. Date Exercisable and Expiration Date (Mo./Day/Yr.)
         Date Exercisable          Expiration Date
         ----------------          ---------------
   c.       09/11/00                 09/11/05
7. Title and Amount of Underlying Securities
              Title                Amount or Number of Shares
              -----                --------------------------
   a.     Common Stock                    994
   b.     Common Stock                  5,000
   c.     Common Stock                     -
8. Price of Derivative Security
   a.     $7.6500
   c.       -
9. Number of Derivative Securities Beneficially Owned at End of Month
   a.     48,645
   b.      1,819
   c.     47,774
10.Ownership Form of Derivative Security: Direct (D) or Indirect (I)
   a.     D  (1)
   b.     D  (2)
   c.     D  (3)
11.Nature of Indirect Beneficial Ownership
   a.
   b.
   c.
-------------------------------------------------------------------------------
Explanation of Responses:
     (1) Right to receive common stock in lieu of executive salary and/or bonus; shares held in trust.
     (2) Shares held by Trustee of Hampshire Group, Limited 401(k)Plan.
     (3) Incentive stock options granted under the Hampshire Group, Limited
         1992 Stock Option Plan at an exercise price of $5.8125-$18.125, exercisable for five years from date of vesting.

/s/  Charles W. Clayton                            October 3, 2000
-----------------------------                     -------------------
Signature of Reporting Person                     Date

OMB Number 3235-0287

            U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
======
___ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


1. Name and Address of Reporting Person
     KUTTNER        LUDWIG
     ESTOUTEVILLE FARM
     KEENE     VA   22946

2. Issuer Name and Ticker or Trading Symbol
     HAMPSHIRE GROUP, LIMITED (HAMP)

3. IRS or Social Security number of Reporting Person (Voluntary)
     ###-##-####

4. Statement for Mo./Yr.
     09/00

5. If Amendment, Date of original (Mo./Yr.)
          -

6. Relationship of Reporting Person to Issuer
     Director / Officer / 10% OWNER
     CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Table 1-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-------------------------------------------------------------------------------
1. Title of Security
   a. Common Stock, par value $0.10 per share
   b. Common Stock, par value $0.10 per share
2. Transaction Date (Mo./Day/Yr.)
   a.     -
   b.     -

3. Transaction Code        Code           V
                           ----          ---
   a.                        -            -
   b.                        -            -
4. Securities Acquired (A) or Disposed of (D)
     Amount    (A) or (D)    Price
     ------     --------     -----
   a.   -          -            -
   b.   -          -            -
5. Amount of Securities Beneficially Owned at End of Month
   a.  619,263
   b.   18,182
6. Ownership Form: Direct (D) or Indirect (I)
   a.  D
   b.  I
7. Nature of Indirect Beneficial Ownership
   a.   -
   b.  Shares owned by controlled corporation

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------
1. Title of Derivative Security
   a. Common Stock Purchase Plan for Directors and Executives
   b. Company Sponsored 401(k) Plan
   c. Incentive Stock Options (Right to Purchase)
2. Conversion or Exercise Price of Derivative Security
   a.  -
   b.  -
   c.  -
3. Transaction Date (Mo./Day/Yr.)
   a. 09/30/00
   b.    -
   c.    -
4. Transaction Code
     Code      V
     ----     ---
   a. T        -
   b. -        -
   c. -        -
5. Number of Derivative Securities Acquired (A) or disposed of (D)
       (A)          (D)
   a.  1,307         -
   b.    -           -
   c.    -           -
6. Date Exercisable and Expiration Date (Mo./Day/Yr.)
         Date Exercisable          Expiration Date
         ----------------          ---------------


7. Title and Amount of Underlying Securities
              Title                Amount or Number of Shares
              -----                --------------------------
   a.     Common Stock                      1,307
   b.     Common Stock                       -
   c.     Common Stock                       -
8. Price of Derivative Security
   a.        $7.6500
   b.           -
   c.           -
9. Number of Derivative Securities Beneficially Owned at End of Month
   a.     140,639
   b.      19,042
   c.     115,766
10.Ownership Form of Derivative Security: Direct (D) or Indirect (I)
   a.     D    (1)
   b.     D    (2)
   c.     D    (3)
11.Nature of Indirect Beneficial Ownership
   a.
   b.
   c.
-------------------------------------------------------------------------------
Explanation of Responses:
     (1) Right to receive common stock in lieu of executive salary and/or bonus; shares held in trust.
     (2) Shares held by Trustee of Hampshire Group, Limited 401(k)Plan.
     (3) Stock options granted under the Hampshire Group, Limited 1992 Stock Option Plan at an exercise price of $5.8125-$14.5000, exercisable for five years from date of vesting.


/s/  Ludwig Kuttner                                 October 3, 2000
-----------------------------                     -------------------
Signature of Reporting Person                          Date

              U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
======
___ Check this box if no longer subject to Section 16. Form 4 for Form 5 obligations may continue. See Instruction 1(b).


1. Name and Address of Reporting Person
     SPERRY    HARVEY    L.
     JEFFERSON GLEN FARM, BOX 72
     MALDEN BRIDGE  NY   12115

2. Issuer Name and Ticker or Trading Symbol
     HAMPSHIRE GROUP, LIMITED (HAMP)

3. IRS or Social Security number of Reporting Person (Voluntary)
     ###-##-####

4. Statement for Mo./Yr.
     09/00

5. If Amendment, Date of original (Mo./Yr.)


6. Relationship of Reporting Person to Issuer
     Director

Table 1-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-------------------------------------------------------------------------------
1. Title of Security
   Common Stock, par value $0.10 per share
2. Transaction Date (Mo./Day/Yr.)

3. Transaction Code          Code           V
                             ----          ---
                              T             -
4. Securities Acquired (A) or Disposed of (D)
     Amount    (A) or (D)     Price
     ------     --------    --------
     1,238         A          $8.5000
5. Amount of Securities Beneficially Owned at End of Month
     3,199
6. Ownership Form: Direct (D) or Indirect (I)
   D
7. Nature of Indirect Beneficial Ownership
   -

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------
1. Title of Derivative Security
   Common Stock Purchase Plan for Directors and Executives (1)
2. Conversion or Exercise Price of Derivative Security
   -
3. Transaction Date (Mo./Day/Yr.)
   -
4. Transaction Code
     Code      V
     ----     ---
       -       -
5. Number of Derivative Securities Acquired (A) or disposed of (D)
       (A)          (D)
   a.   -            -

6. Date Exercisable and Expiration Date (Mo./Day/Yr.)
         Date Exercisable          Expiration Date
         ----------------          ---------------
               -                         -
7. Title and Amount of Underlying Securities
              Title                Amount or Number of Shares
              -----                --------------------------
   a.     Common Stock                     -

8. Price of Derivative Security
   a.     -

9. Number of Derivative Securities Beneficially Owned at End of Month
   a.     19,876
10.Ownership Form of Derivative Security: Direct (D) or Indirect (I)
   D (1)
11.Nature of Indirect Beneficial Ownership



-------------------------------------------------------------------------------
Explanation of Responses:

(1) Right to receive the issuer's Common Stock, $0.10 par value ("Common Stock") in lieu of directors fees pursuant to the Issuer's Common Stock Purchase Plan for Directors and Executives with Common stock distri-buted either upon termination of the Director's services as a member of the Board of Directors of the Issuer, or on any specific anniversary of the last day of the applicable fiscal year at the election of the Director. Directors do not have voting or dispositive power over these shares until distribution of such shares.



/s/  Harvey L. Sperry                              October 3, 2000
-----------------------------                     -------------------
Signature of Reporting Person                     Date

             U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
======
___ Check this box if no longer subject to Section 16. Form 4 for Form 5 obligations may continue. See Instruction 1(b).


1. Name and Address of Reporting Person
     GOLDBERG    JOEL H.
     47 Overlook Road
     Millington, NJ  07946

2. Issuer Name and Ticker or Trading Symbol
     HAMPSHIRE GROUP, LIMITED (HAMP)

3. IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####

4.  Statement for Mo./Yr.
       09/00

5.  If Amendment, Date of Original (Mo./Yr.)
           -

6. Relationship of Reporting Person to Issuer
     Director


Table 1-Non-Derivative Securities Beneficially Owned
-------------------------------------------------------------------------------
1. Title of Security


2. Transaction Date (Mo./Day/Yr.)


3. Transaction Code      Code      V
                        ------   -----

4.  Securities Acquired (A) or Disposed of (D)
    Amount   (A) or (D)     Price
    ------   ----------    -------


5. Amount of Securities Beneficially Owned at End of Month
     -0-

6. Ownership Form Direct (D) or Indirect (I)


7. Nature of Indirect Beneficial Ownership

Table II Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------
1. Title of Derivative Security
   a. Common Stock Purchase Plan for Directors and Executive (1)

2. Conversion of Exercise price of Derivative Security
   a.  -

3. Transaction Date (Mo./Day/Yr.)
   a. 09/30/00

4. Transaction Code
      Code       V
    -------   ------
   a.  T         -

5. Number of Derivative Securities Acquired (A) or disposed of (D)
        (A)          (D)
       ------      ------
   a.   929          -

6. Date Exercisable and Expiration Date (Mo./Day/Yr.)
   Date Exercisable          Expiration Date
   ----------------          ---------------
  a.      -                         -

7.Title and Amount of Securities Underlying Securities
        Title                Amount or Number of Shares
        -----                --------------------------
  a.  Common Stock                 929

8. Price of Derivative Security
   a.  $8.0750

9. Number of Derivative Securities Beneficially Owned at End of Month
   a.   4,148

10.Ownership Form of Derivative Security: Direct (D) or Indirect (I)
   a.     D (1)

11.Nature of Indirect Beneficial Ownership a.

-------------------------------------------------------------------------------
Explanation of Responses:

(1) Right to receive the issuer's common stock, $0.10 par value ("Common Stock") in lieu of Directors' fees pursuant to the Issuer's Common Stock Purchase Plan for Directors and Executives with Common Stock distributed either upon termination of the Director's services as a member of the Board of Directors of the Issuer, or on any specific anniversary of the last day of the applicable fiscal year at the election of the Director. Directors do not have voting or dispositive power over these shares until distribution of such shares.




/s/  Joel Goldberg                                  October 3, 2000
-----------------------------                     -------------------
Signature of Reporting Person                            Date

OMB Number 3235-0287

            U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
======
___ Check this box if no longer subject to Section 16. Form 4 for Form 5 obligations may continue. See Instruction 1(b).


1. Name and Address of Reporting Person
     HURLEY         H.        EDWARD
     500 BROWN ROAD
     ANDERSON  SC   29621

2. Issuer Name and Ticker or Trading Symbol
     HAMPSHIRE GROUP, LIMITED (HAMP)

3. IRS or Social Security number of Reporting Person (Voluntary)
     ###-##-####

4. Statement for Mo./Yr.
     09/00

5. If Amendment, Date of original (Mo./Yr.)
     -

6. Relationship of Reporting Person to Issuer
     Officer
     EXECUTIVE VICE PRESIDENT (HAMPSHIRE DESIGNERS, INC. [SUBSIDIARY])

Table 1-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-------------------------------------------------------------------------------
1. Title of Security
   a. Common Stock, par value $0.10 per share

2. Transaction Date (Mo./Day/Yr.)
   a.   -

3. Transaction Code          Code           V
                             ----          ---
   a.                          -            -

4. Securities Acquired (A) or Disposed of (D)
     Amount    (A) or (D)     Price
     ------     --------    --------
   a.   -          -            -
5. Amount of Securities Beneficially Owned at End of Month
   a.     300
6. Ownership Form: Direct (D) or Indirect (I)
   a.     D
7. Nature of Indirect Beneficial Ownership
   a.     -

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------
1. Title of Derivative Security
     a. Common Stock Purchase Plan for Directors and Executives (1)
     b. Incentive Stock Options (Right to Purchase) (2)
2. Conversion or Exercise Price of Derivative Security
     a.  -
     b.  $8.0000
3. Transaction Date (Mo./Day/Yr.)
     a. 09/30/00
     b.    -
4. Transaction Code
     Code      V
     ----     ---
   a. T         -
   b. T         -
5. Number of Derivative Securities Acquired (A) or disposed of (D)
       (A)          (D)
   a.  65           -
   b.  5,000        -
6. Date Exercisable and Expiration Date (Mo./Day/Yr.)
         Date Exercisable          Expiration Date
         ----------------          ---------------
   a.           -                         -
   b.         09/11/00                 09/11/05
7. Title and Amount of Underlying Securities
              Title                Amount or Number of Shares
              -----                --------------------------
   a.     Common Stock                      65
   b.     Common Stock                   5,000
8. Price of Derivative Security
   a.     $7.6500
   b.      8.0000
9. Number of Derivative Securities Beneficially Owned at End of Month
   a.      15,381
   b.      20,250
10.Ownership Form of Derivative Security: Direct (D) or Indirect (I)
   a.     D (1)
   b.     D (2)
11.Nature of Indirect Beneficial Ownership
   a.
   b.
-------------------------------------------------------------------------------
Explanation of Responses:
     (1) Right to receive common stock in lieu of executive salary and/or bonus; shares held in trust.
     (2) Incentive stock options granted under the Hampshire Group, Limited
         1992 Stock Option Plan at an exercise price of $5.7500-$18.125, exercisable for five years from date of vesting.


/s/  H. Edward Hurley                              October 3, 2000
-----------------------------                     -------------------
Signature of Reporting Person                     Date